Exhibit 10-AAad

FIRST OMNIBUS AMENDMENT

This FIRST OMNIBUS AMENDMENT (this “Amendment”), dated as of March 9, 2005 is by and among TECH DATA CORPORATION (“Tech Data”), TECH DATA PRODUCT MANAGEMENT, INC., and TD FACILITIES, LTD. (individually, together with Tech Data Product Management, each, an “Alternate Lessee” and collectively the “Alternate Lessees”), TECH DATA PRODUCT MANAGEMENT, INC., as a Guarantor, TECH DATA FINANCE PARTNER, INC., as a Guarantor, SUNTRUST EQUITY FUNDING, LLC, a Delaware limited liability company (the “Lessor”), certain financial institutions parties thereto as lenders (collectively referred to as “Lenders” and individually as a “Lender”), and SUNTRUST BANK, a Georgia state banking corporation, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent” and as a lease participant (in such capacity, the “Lease Participant”)).

WHEREAS, the Lessee, the Alternate Lessees, the Lessor, the Lenders and the Administrative Agent are parties to that certain Second Amended and Restated Participation Agreement dated as of July 31, 2003 (as heretofore amended and as further amended from time to time, the “Participation Agreement”);

WHEREAS, the Lessee, the Lessor and the Alternate Lessees are parties to that certain Second Amended and Restated Lease Agreement, dated as of July 31, 2003 (as heretofore amended and as further amended from time to time, the “Lease”);

WHEREAS, the Lessor and the Lease Participant are parties to that certain Lease Participation Agreement, dated as of July 31, 2003 (as heretofore amended and as further amended from time to time, the “Lease Participation Agreement”);

WHEREAS, the Lenders, the Lessor and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of July 31, 2003 (as heretofore amended and as further amended from time to time, the “Credit Agreement”);

WHEREAS, the Guarantors issued the Second Amended and Restated Guaranty Agreement, dated as of July 31, 2003 (as heretofore amended and as further amended from time to time, the “Guaranty”);

WHEREAS, at the Lessee’s request, the parties hereto, subject to the terms and conditions hereof, have agreed to amend the Participation Agreement, the Lease, the Lease Participation Agreement and the Credit Agreement as set forth herein;

NOW, THEREFORE, the parties hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein without definition that are defined in the Participation Agreement shall have the same meanings herein as in the Participation Agreement.

SECTION 2. Amendments to the Definitions. Appendix A to the Participation Agreement is hereby amended as follows:

(a) The definition of “Affiliate” is hereby amended by deleting the last sentence thereof.

(b) The definition of “Amended Tech Data Credit Agreement” is hereby deleted and the following definition is substituted therefor:

“Amended Tech Data Credit Agreement” shall mean the Second Amended and Restated Credit Agreement, dated as of March 7, 2005, among Tech Data, Bank of America, N.A. as Administrative Agent, swing line lender and l/c issuer, and the lender parties thereto, as such agreement may be amended, modified or restated from time to time.

(c) The definition of “Applicable Margin” is hereby deleted and the following definition is substituted therefor:

“Applicable Margin” means, from time to time, the following percentages per annum, based upon the Debt Ratings of both S&P and Moody’s as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s	Eurodollar Rate	Base Rate
1	BBB+/Baa1 or higher	0.750%	0.150%
2	BBB/Baa2	0.875%	0.175%
3	BBB-/Baa3	1.000%	0.200%
4	BB+/Ba1	1.250%	0.500%
5	Lower than BB+/Ba1	1.500%	0.800%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of Tech Data’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest).

Initially, the Applicable Margin shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 5.01(a)(vii) of the Amended Tech Data Credit Agreement. Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by Tech Data to the

Administrative Agent of notice thereof pursuant to Section 7.03(e) of the Amended Tech Data Credit Agreement and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

(d) The definition of “Direct Foreign Subsidiary” is hereby deleted and the following definition is substituted therefor:

“Direct Foreign Subsidiary” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

(e) The definition of “Guarantors” is hereby deleted and the following definition is substituted therefor:

“Guarantors” shall mean collectively, Tech Data and all Significant Subsidiaries that are Domestic Subsidiaries of Tech Data (excluding Tech Data Finance SPV, Inc. or any Domestic Subsidiary that is a Special Purpose Finance Subsidiary).

(f) The definition of “Lessor Commitment” is hereby amended by deleting the amount “$41,295,077.15” where it appears therein and substituting therefor the amount “$39,403,687.25”.

(g) The definition of “Lien” is hereby deleted and the following definition is substituted therefor:

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

(h) The definition of “Pledge Agreement” is hereby deleted and the following definition is substituted therefor:

“Pledge Agreement” means, individually or collectively as the context may require: (a) that certain Securities Pledge Agreement dated as of April 23, 2003 among Tech Data, Tech Data Finance Partner, Inc. and the Collateral Agent and (b) any other pledge agreement executed and delivered by Tech Data, any Subsidiary or any other Person to the Collateral Agent pursuant to Section 10.3A(f), in each case as supplemented from time to time by the execution and delivery of Pledge Agreement Supplements or Pledge Joinder Agreements pursuant to the terms of the Pledge Agreement.

(i) The definition of “Significant Subsidiary” is hereby deleted and the following definition is substituted therefor:

“Significant Subsidiary” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

(j) The definition of “Threshold Amount” is hereby deleted and the following definition is substituted therefor:

“Threshold Amount” means $30,000,000.

(k) The following definitions are hereby inserted in Appendix A to the Participation Agreement in the appropriate alphabetical order:

“Amendment to Intercreditor Agreement” means Amendment No. 3 to Intercreditor Agreement dated as of March 7, 2005, among the Administrative Agent, Bank of America, N.A., as Administrative Agent for the lenders under the Amended Tech Data Credit Agreement, the Lessor and the Collateral Agent, and consented to by Tech Data and certain Subsidiaries.

“Consent Requirement” means that no amendment, restatement, waiver or modification of the Amended Tech Data Credit Agreement that affects any term defined herein by reference to the Amended Tech Data Credit Agreement is effective for purposes of the Operative Agreements unless the Majority Financing Parties and the Administrative Agent shall have consented thereto in writing.

“First Omnibus Amendment Closing Date” means March 9, 2005.

“Foreign Subsidiary” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Foreign Trade Receivables Purchase Documents” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Global Finance” means Tech Data Global Finance, L.P., a Cayman Islands exempted limited partnership.

“Grantor” has the meaning set forth in Section 5.9.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Financing Party arising under any Operative Agreement, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Financing Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Permitted Receivables Purchase Facility” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Pledge Joinder Agreement” means each Pledge Joinder Agreement, substantially in the form thereof attached to the Pledge Agreement, executed and delivered by Tech Data, a Subsidiary or any other Person to the Administrative Agent pursuant to the Pledge Agreement.

“Special Purpose Finance Subsidiary” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Trade Receivables Purchase Facility” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“U.S. Customer Trade Receivables Purchase Facility” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

SECTION 3. Amendments to the Participation Agreement. The Participation Agreement is hereby amended as follows:

(a) The Participation Agreement is hereby amended by inserting the following Sections 5.7, 5.8 and 5.9 after Section 5.6 thereof:

5.7 Guaranty; Pledge Agreement.

(a) As security for the full and timely payment and performance of all Obligations, Tech Data shall do or cause to be done all things necessary to cause each Domestic Subsidiary that is a Significant Subsidiary (other than Tech Data Finance SPV or a Special Purpose Finance Subsidiary) to execute and deliver to Administrative Agent for the benefit of the Lenders a Guaranty and shall further cause each Person who thereafter becomes a Domestic Subsidiary that is a Significant Subsidiary to do all those things required by Section 10.3A(f) hereof.

(b) As security for the full and timely payment and performance of (i) all Obligations now existing or hereafter arising and (ii) if applicable, all obligations of

Guarantors under the Guaranty, Tech Data shall, and shall cause each Domestic Subsidiary to deliver to Collateral Agent the Pledge Agreements as required pursuant to Section 10.3A(f).

5.8 Further Assurances. At the request of the Collateral Agent or the Administrative Agent from time to time, Tech Data will or will cause all other Lessee/Borrower Parties, as the case may be, to execute, by their respective Responsible Officers, alone or with the Collateral Agent, any certificate, instrument, financing statement, control agreement, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Collateral Agent or the Administrative Agent reasonably deems necessary from time to time to create, continue or preserve the Liens in Collateral (and the perfection and priority thereof) of the Collateral Agent contemplated hereby and by the other Operative Agreements and specifically including all Collateral acquired by Tech Data or any other Lessee/Borrower Party and all Collateral moved to or from time to time located at locations owned by third parties, including without limitation all leased locations, bailees, warehousemen and third party processors.

5.9 Information Regarding Collateral. Tech Data represents and warrants as of the First Omnibus Amendment Closing Date and covenants that: (i) each exact legal name, type of organization, jurisdiction of formation and chief executive office of Tech Data and each other Person providing Collateral pursuant to the Pledge Agreement (each, a “Grantor”) at the First Omnibus Amendment Closing Date, (ii) the exact organizational identification number of each Grantor at the First Omnibus Amendment Closing Date, (iii) each exact legal name, type of organization, jurisdiction of formation, and chief executive office of each Direct Foreign Subsidiary that is a Significant Subsidiary at the First Omnibus Amendment Closing Date, and (iv) each exact legal name of each Person owning Subsidiary Securities of any such Direct Foreign Subsidiaries and the number and class of any such Subsidiary Securities owned by such Person, are specified on Schedule 5.9.

Tech Data further covenants that it shall not change, and shall not permit any other Grantor or any Direct Foreign Subsidiary that is a Significant Subsidiary to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office, except upon giving written notice (prior to or immediately following such change) to the Administrative Agent and the Collateral Agent and (prior to such change or, if permitted by applicable Law, simultaneously with such change) taking or causing to be taken all such action at Tech Data’s or such other Grantor’s expense as may be required by applicable Law to maintain the perfection of the Lien of the Collateral Agent in all Collateral. Without limiting the generality of the foregoing, Tech Data covenants that it shall, and shall cause each Grantor to, (prior to such change or, if later, immediately upon request) take all such action at Tech Data’s or such other Grantor’s expense as may be reasonably requested by the Collateral Agent or the Administrative Agent to perfect or maintain the perfection of the Lien of the Collateral Agent in Collateral pledged under the Pledge Agreement.

(b) Section 10.3A(a) is hereby amended by inserting the following proviso at the end of the second sentence thereof:

; provided, however, that references to “Obligations” in Article VII and VIII (other than Section 8.02(l) and 8.14(a)(iv))of the Amended Tech Data Credit Agreement shall be deemed to be references to the Obligations (as defined herein) for purposes of the Incorporated Covenants; provided, further that the references to Facility Guaranty in Section 8.04 of the Amended Tech Data Credit Agreement shall be deemed to be references to the Guaranty for purposes of the Incorporated Covenants.

(c) Section 10.3A(f) of the Participation Agreement is hereby deleted and the following Section 10.3A(f) is substituted therefor:

(f) New Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a Significant Subsidiary that is a Domestic Subsidiary or a Direct Foreign Subsidiary, and

(i) Within 30 days (in the case of clause (A)) and 60 days (in the case of clause (B)) of the formation or acquisition of any Significant Subsidiary or the time at which a Domestic Subsidiary or Direct Foreign Subsidiary becomes a Significant Subsidiary, including without limitation any time that any Subsidiary Securities of a Direct Foreign Subsidiary that is a Significant Subsidiary are acquired by a Domestic Subsidiary that has not previously executed and delivered a Pledge Agreement, cause to be delivered to Administrative Agent for the benefit of Administrative Agent and the Financing Parties:

(A) In the case of a Significant Subsidiary that is a Domestic Subsidiary, (I) a Guaranty substantially in the form of Exhibit F executed by such Significant Subsidiary, (II) an opinion of counsel to the Significant Subsidiary dated as of the date of delivery of the Guaranty provided for in this Section 10.3A(f) and addressed to Administrative Agent and the Lenders, in form and substance reasonably acceptable to Administrative Agent, and (III) the Organization Documents of such Significant Subsidiary;

(B) In the case of a Significant Subsidiary that is a Direct Foreign Subsidiary, (I) a Pledge Agreement in such form as may be acceptable to the Administrative Agent or a Pledge Joinder Agreement, in each case executed by the Lessee or any Domestic Subsidiary directly owning the stock of such Significant Subsidiary which shall pledge the Pledged Interests in such Subsidiary to the Collateral Agent, (II) opinions of counsel to each pledgor and to the Significant Subsidiary that under the laws of the applicable foreign jurisdiction, all agreements, notices and other documents required to be executed, delivered, filed or recorded and all other action required to be taken, within or pursuant to the laws of such jurisdiction to perfect the Lien conferred in favor of Collateral Agent have been duly executed, delivered, filed, recorded or taken, as the case may be, and (III) take such further action and deliver or cause to be delivered such further documents as reasonably requested by the Collateral Agent or the Administrative Agent to effect the transactions contemplated herein;

provided, however, that such Guaranty and opinion shall not be required with respect to a Domestic Subsidiary that (1) is intended to be a Significant Subsidiary only temporarily as part of a restructuring plan or acquisition plan otherwise permitted by this Agreement through the Incorporated Covenants, and (2) in fact ceases to be a Significant Subsidiary in accordance with such plan prior to the end of the 30-day period described above;

provided further that such Pledge Agreement, opinion and other perfection actions shall not be required with respect to a Direct Foreign Subsidiary that (1) is intended to be a Significant Subsidiary only temporarily as part of a restructuring plan or acquisition plan otherwise permitted by this Agreement through the Incorporated Covenants and (2) in fact ceases to be a Significant Subsidiary in accordance with such plan prior to the end of the 60-day period described above; and

provided further that neither Tech Data Finance SPV nor any Special Purpose Finance Subsidiary shall be required to deliver a Guaranty.

(ii) If at any time the sum of the total assets (on a consolidated basis with their respective Subsidiaries) of Domestic Subsidiaries (other than Tech Data Finance SPV or any Special Purpose Finance Subsidiary) that have not executed and delivered to Administrative Agent a Guaranty (or whose Guaranty has been released) exceeds in the aggregate 10% of the total assets of the Lessee (on a consolidated basis with its Subsidiaries), the Lessee shall promptly cause there to be delivered to Administrative Agent one or more additional Guaranties of Domestic Subsidiaries that do not constitute Significant Subsidiaries in order that after giving effect to such additional Guaranties, the sum of the total assets (on a consolidated basis with their respective Subsidiaries) of Domestic Subsidiaries (other than Tech Data Finance SPV or any Special Purpose Finance Subsidiary) not having delivered a Guaranty does not exceed in the aggregate 10% of the total assets of the Lessee (on a consolidated basis with its Subsidiaries).

(iii) The parties acknowledge and agree that so long as Section 7.12 of the Amended Tech Data Credit Agreement requires the pledge of the Pledged Interests of any Person, the actual Pledged Interests of such Person pledged to the Administrative Agent pursuant to this Section 10.3A(f) shall be the same as those pledged pursuant to Section 7.12 of the Amended Tech Data Credit Agreement, so that compliance with such agreement and this Lease does not result in the pledge of more than the Pledged Interests of such Person.

(d) Schedule 2 to the Participation Agreement is hereby amended by deleting it in its entirety and substituting therefor Schedule 2 to this Amendment.

(e) The Participation Agreement is hereby amended by inserting Schedule 5.9 hereto as Schedule 5.9 to the Participation Agreement.

(f) Each of the Financing Parties and the Administrative Agent hereby consent to the effectiveness of the Amended Tech Data Credit Agreement (as such definition is amended hereby) with respect to the Incorporated Covenants (including the defined terms used therein) as incorporated by reference pursuant to Section 10.3A(a) of the Participation Agreement.

SECTION 4. Amendment to Lease. Section 17.1(h) of the Lease is hereby deleted in its entirety and the following Section 17.1(h) is substituted therefor:

(h) Cross-Default. (i) The Lessee, any Guarantor or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Lessee or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Lessee or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Lessee or such Subsidiary as a result thereof is greater than the Threshold Amount; (iii) there occurs a Termination Event (as defined in the Transfer and Administration Agreement) under the Transfer and Administration Agreement which Termination Event is not cured or waived; (iv) there occurs a termination event or event of default under any other Trade Receivables Purchase Facility which termination event or event of default is not cured or waived within any applicable grace period; (v) there occurs any event of default under the Amended Tech Data Credit Agreement which is not cured or waived within any applicable grace period; or (vi) there occurs any termination event or event of default under any Foreign Trade Receivables Purchase Documents, the U.S. Customer Trade Receivables Purchase Facility, any Permitted Receivables Purchase Facility or any Senior Parity Debt which is not cured or waived within any applicable grace period.

SECTION 5. Amendment to Credit Agreement.

Schedule 1.2 to the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor Schedule 1.2 to this Amendment.

SECTION 6. Reallocation and Payoff. (a) The Lessee shall make a request for Fundings from the Financing Parties (other than the Departing Lenders) in accordance with Section 5 of the Participation Agreement in the amounts set forth on Schedule 1.2 to the Credit Agreement (as amended hereby) and in the amount of the Lessor Commitment (as amended hereby). On the date hereof, the Financing Parties (other than the Departing Lenders) shall make such Fundings to the Administrative Agent, who shall distribute such payments to the Financing Parties (including the Departing Lenders), such that, after giving effect to such payment and distributions, each Financing Party’s outstanding Loans or Lessor Fundings shall be equal to the amounts set forth on such amended Schedule 1.2 or the Lessor’s Commitment (as amended hereby), as applicable.

(b) Each Departing Lender hereby acknowledges receipt as of the date hereof of the amounts distributable to it pursuant to paragraph (a) above, and in connection therewith, each such Departing Lender’s Loans shall be deemed cancelled and such Departing Lender shall have no further rights or obligations hereunder or under any of the Operative Agreements, except that all claims of the Departing Lenders pertaining to the representations, warranties, covenants and indemnities of the Lessee shall survive in accordance with the Operative Agreements.

(c) For purposes of this Amendment, “Departing Lender” means each Lender designated as such on the signature pages hereto.

SECTION 7. Notes. The Notes issued by the Lessor on the Initial Closing Date shall be replaced with an A Note and a B Note issued by the Lessor to the Administrative Agent, for the ratable benefit of the Lenders, in substantially the form of Exhibits A and B hereto, respectively (the “Replacement Notes”); upon such replacement, such original Notes shall be deemed to be cancelled. Any reference to the Notes in the Operative Documents shall be deemed to refer to such Replacement Notes.

SECTION 8. Amendments to Lease Participation Agreement. The Lease Participation Agreement is hereby amended as follows:

(a) Section 2.1 of the Lease Participation Agreement is hereby amended by deleting the percentage “77.79649%” where it appears therein and substituting therefor the percentage “80.90757”.

(b) Section 2.1 of the Lease Participation Agreement is hereby amended by deleting the amount “$27,228,770.76” and substituting therefor the amount “$31,880,564.26”.

SECTION 9. Release. Upon the effectiveness of this Amendment, the Financing Parties consent to the release of the Lien of the Pledged Interests of those Foreign Subsidiaries who shall no longer be considered Significant Subsidiaries by the Collateral Agent in accordance with Section 7.16(b) of the Amended Tech Data Credit Agreement. Upon the effectiveness of this Amendment, the Administrative Agent hereby releases the Guaranty of those Domestic Subsidiaries who shall no longer be considered Significant Subsidiaries.

SECTION 10. Affirmation of the Guarantors. Each of the Guarantors hereby affirms its absolute and unconditional promise to pay its obligations under the Guaranty at the times and in the amounts provided for therein.

SECTION 11. Representations and Warranties. The Lessee, the Alternate Lessees and the Guarantors hereby represent and warrant to the other parties hereto as follows:

(a) Representations and Warranties in Participation Agreement. The representations and warranties of the Lessee, the Alternate Lessees and the Guarantors contained in the Participation Agreement and the other Operative Agreements are true and correct on the date hereof (except to the extent that the representations and warranties set forth in Sections 7.1(e) and (m) of the Participation Agreement relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date), and no Default or Event of Default has occurred and is continuing.

(b) Authority, No Conflicts, Etc. The execution, delivery and performance of this Amendment and all related documents and the consummation of the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Lessee, the Alternate Lessees and the Guarantors or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Lessee, the Alternate Lessees and the Guarantors or any of their Subsidiaries and (d) do not conflict with any provision of the Organization Documents of, or any agreement or other instrument binding upon, any of the Lessee, the Alternate Lessees or the Guarantors.

(c) Enforceability of Obligations. This Amendment and the Participation Agreement, the Lease, the Credit Agreement and the Lease Participation Agreement as amended hereby constitute the legal, valid and binding obligations of each of the Lessee, the Alternate Lessees and the Guarantors and each of their respective Subsidiaries party thereto, enforceable against each of the Lessee, the Alternate Lessees and the Guarantors and each of their respective Subsidiaries, in accordance with their respective terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in equity or at law) and an implied covenant of good faith and fair dealing, and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

SECTION 12. No Other Amendments. Except as expressly provided in this Amendment, all of the terms, conditions and provisions of shall remain the same. It is declared and agreed by each of the parties hereto that the Participation Agreement, the Lease, the Credit Agreement and the Lease Participation Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and the Participation Agreement, the Lease, the Credit Agreement and the Lease Participation Agreement shall be read and construed as one instrument.

SECTION 13. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Lessee, Alternate Lessees and Guarantors, each dated the date hereof (or, in the case of certificates of governmental officials and insurance certificate, a recent date before the date hereof), unless otherwise indicated below, and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Amendment, the Amended Tech Data Credit Agreement dated March 7, 2005, and the Amendment to Intercreditor Agreement dated March 7, 2005, sufficient in number for distribution to the Administrative Agent, each Financing Party and Tech Data;

(ii) the Replacement Notes executed by the Lessor in favor of the Administrative Agent;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each of the Lessee, the Alternate Lessees and the Guarantors as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Operative Agreements to which such Lessee, Alternate Lessee or Guarantor is a party;

(iv) such documents and certifications or copies thereof as the Administrative Agent may reasonably require to evidence that each of the Lessee, the Alternate Lessees and the Guarantors is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, including certified copies of such Lessee’s, Alternate Lessee’s or Guarantor’s Organization Documents, certificates of good standing and/or qualification to engage in business;

(v) a favorable opinion of each of David Vetter, General Counsel of Tech Data (the “General Counsel”), as to matters of Florida and United States Law, and Cayman counsel, as to the Laws of their respective jurisdictions, in each case as counsel to the Lessee, the Alternate Lessees and the Guarantors, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit A hereto;

(vi) a certificate of a Responsible Officer of each of the Lessee, the Alternate Lessees and the Guarantors either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Lessee, Alternate Lessee or Guarantor and the validity against such Lessee, Alternate Lessee or Guarantor of the Operative Agreements to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of Tech Data certifying (A) that the conditions specified in this Section 13 have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the current Debt Ratings;

(viii) one or more insurance certificates addressed to the Administrative Agent, demonstrating that all insurance required to be maintained pursuant to the Operative Agreements has been obtained and is in effect;

(ix) a copy of a Compliance Certificate signed by a Responsible Officer of Tech Data dated March 7, 2005, demonstrating that Tech Data is in compliance with the covenants set forth in Section 8.13 of the Amended Tech Data Credit Agreement; and

(x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Financing Parties reasonably may require;

provided that the documents described in clauses (iii) – (vi) shall not be required with respect to Tech Data Latin America, Inc.

(b) Unless waived by the Administrative Agent, Tech Data shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the closing date of this Amendment (provided that such payment shall not thereafter preclude a final settling of accounts between Tech Data and the Administrative Agent and shall not relieve Tech Data of its obligation to pay or reimburse the Administrative Agent for any additional Attorney Costs in accordance with Section 9.2 of the Participation Agreement.

(c) Without limiting the generality of the provisions of Section 7.4 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 13, each Financing Party that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Financing Party unless the Administrative Agent shall have received notice from such Lender prior to the proposed closing date hereof specifying its objection thereto.

(d) The representations and warranties contained in Section 11 of this Amendment shall be true and correct in all material respects.

(e) The Departing Lenders shall have received all amounts owed them in accordance with Section 6 hereof.

(f) The Administrative Agent shall have received, for the account of each Financing Party signing this Amendment (other than the Departing Lenders), the amendment fee as set forth in the fee letter dated as of February 11, 2005 (the “Amendment Fee Letter”), between SunTrust Capital Markets, Inc. and Tech Data.

(g) The Administrative Agent shall have received, for its own account, the Agent’s Fee (as defined in the Amendment Fee Letter).

SECTION 14. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

SECTION 15. Governing Law. THIS AMENDMENT IS INTENDED TO TAKE EFFECT AS AN AGREEMENT UNDER SEAL UNDER THE LAWS OF THE STATE OF FLORIDA AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

SECTION 16. Headings. Headings or captions used in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

SECTION 17. Expenses. The Lessee hereby agrees to pay to the Administrative Agent, on demand by the Administrative Agent, all reasonable out-of-pocket costs and expenses incurred or sustained by the Administrative Agent in connection with the preparation of this Amendment (including reasonable legal fees).

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IN WITNESS WHEREOF, the parties have executed this Amendment under seal as of the date first above written.

TECH DATA CORPORATION,
as Lessee and as a Guarantor

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Senior Vice President, Tax and Treasurer

TECH DATA PRODUCT MANAGEMENT, INC., and TECH DATA FINANCE PARTNER, INC., as Guarantors

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Senior Vice President, Tax and Treasurer

S-1	First Omnibus Amendment

SUNTRUST EQUITY FUNDING, LLC,
as Lessor

By:	/s/ R. Todd Shutley
Name:	R. Todd Shutley
Title:	Senior Vice President and Manager

S-2	First Omnibus Amendment

SUNTRUST BANK,
as Administrative Agent and as Lease Participant

By:	/s/ Nora G. Brown
Name:	Nora G. Brown
Title:	Vice President

SCOTIABANC, INC., as a Lender

By:	/s/ William E. Zarrett
Name:	William E. Zarrett
Title:	Managing Director

BRANCH BANKING AND TRUST COMPANY, f/k/a Republic Bank, as a Departing Lender, solely for purposes of Section 6

By:	/s/ Brigitta Lawton
Name:	Brigitta Lawton
Title:	Senior Vice President

BNP PARIBAS LEASING CORPORATION, as a Lender

By:	/s/ Lloyd G. Cox
Name:	Lloyd G. Cox
Title:	Managing Director

S-3	First Omnibus Amendment

CITICORP USA, INC., as a Lender

By:	/s/ Matias Cruces
Name:	Matias Cruces
Title:	Relationship Manager

KEY CORPORATE CAPITAL, INC., as a Departing Lender, solely for purposes of Section 6

By:	/s/ Jeff Kalinowski
Name:	Jeff Kalinowski
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Richard Popp
Name:	Richard Popp
Title:	Vice President

S-4	First Omnibus Amendment

ACKNOWLEDGED AND AGREED TO:

TECH DATA PRODUCT MANAGEMENT, INC.,
as Alternative Lessee

and

TD FACILITIES, LTD.,
as Alternative Lessee
By its partners:
Tech Data Corporation and
Tech Data Product Management, Inc.

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Senior Vice President, Tax and Treasurer

S-5	First Omnibus Amendment

Schedule 2

Property Cost/Maximum Residual Guarantee Amount

Property	Property Cost	Maximum Residual Guarantee Amount
Fontana, California	$19,486,968.38	$17,370,575.50
Swedesboro, New Jersey	$22,583,237.49	$20,059,409.53
Miami, Florida	$26,038,532.64	$22,822,173.77
Dallas, Texas	$21,804,079.48	$19,260,947.19
Atlanta, Georgia	$11,128,894.77	$9,854,544.83
South Bend, Indiana	$10,359,791.28	$9,193,832.00
Clearwater, Florida	$25,382,550.43	$22,393,761.47

Schedule 2 - 1

Schedule 5.9

Information Regarding Collateral

Name of Entity	Type of Company	Jurisdiction of Formation	Main Office / Address	Shares/Interest
Tech Data Corporation	Corporation	Florida, USA ID # 465173	5350 Tech Data Drive Clearwater, FL 33760	N/A

Tech Data Global Finance LP (Direct Foreign Subsidiary)	Limited Partnership	Cayman Islands	Campbell Corporate Services Limited 4th Floor, Scotiabank Building George Town, Grand Cayman, Cayman Islands	Tech Data Corporation (General Partner) Tech Data Finance Partner, Inc. (Limited Partner)

Tech Data Finance Partner, Inc.	Corporation	Florida, USA ID # P02000103496	5350 Tech Data Drive Clearwater, FL 33760	N/A

Schedule 5.9 - 1

Schedule 1.2

Name of Lender	Series A Commitment	Series B Commitment
Scotiabanc, Inc.	$27,176,099.14	$1,866,113.20
BNP Paribas Leasing Corporation	$36,770,973.84	$2,524,968.70
Citicorp USA, Inc.	$13,588,049.57	$933,056.60
U.S. Bank National Association	$13,588,049.57	$933,056.60

Schedule 5.9 - 2